T:\flh\series\10f-3diversifiedbond
For the fiscal period ended 12/31/2007
File number 811-03623

                         SUB-ITEM 77-0

                         EXHIBIT

Transactions Effected Pursuant to Rule 10f-3

I.    Name of Fund:  The Prudential Series Fund, Inc. -  SP Small
Cap Growth Portfolio

1.   Name of Issuer:  Edge Petroleum Corporation

2.   Date of Purchase:  January 25, 2007

3.   Number of Securities Purchased:  31,370

4.   Dollar Amount of Purchase:  $415,652.50

5.   Price Per Unit:  $13.25

6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom Purchased:  JPMorgan Chase

7.   Other Members of the Underwriting Syndicate
       See Exhibit A

EXHIBIT A

UNDERWRITER
Raymond james
Johnson Rice & Company L.L.C.
SunTrust Robinson Humphrey
BMO Capital Markets